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EXHIBIT 12.1

                             SUMMIT PROPERTIES INC.
               CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                                YEAR ENDED DECEMBER 31,
                                                    2002       2001      2000       1999       1998
                                                  ---------- --------- ---------- ---------  ---------

Income before minority interest of
   unitholders in Operating Partnership            $115,928  $ 77,316   $ 86,813  $ 59,760   $ 66,475
Interest:
   Expense incurred                                  34,493    39,854     38,649    37,282     32,550
   Amortization of deferred financing costs           1,254     1,404      1,072       992        956
   Rental fixed charges                                 287       291        280       159        133
                                                  ---------- --------- ---------- ---------  ---------
   Total                                           $151,962  $118,865   $126,814  $ 98,193   $100,114
                                                  ========== ========= ========== =========  =========

Fixed charges:
   Interest expense                                $ 34,493  $ 39,854   $ 38,649  $ 37,282    $32,550
   Interest capitalized                              10,360    11,080     11,117     7,888      6,143
   Dividends to preferred unitholders in
     operating partnership                           12,420    12,420     12,420     6,698          -
   Rental fixed charges                                 287       291        280       159        133
   Amortization of deferred financing costs           1,254     1,404      1,072       992        956
                                                  ---------- --------- ---------- ---------  ---------
     Total                                         $ 58,814  $ 65,049   $ 63,538  $ 53,019   $ 39,782
                                                  ========== ========= ========== =========  =========

Ratio of earnings to fixed charges                     2.58      1.83       1.99      1.85       2.52
                                                  ========== ========= ========== =========  =========